Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference to the use of our report dated May 1, 2023 with respect to the consolidated financial statements of Lichen China Limited (“the Company”) for the years ended December 31, 2022 and 2021 in the Registration Statements on Form S-8 (File No. 333-275086) and Form F-3 (File No. 333-277230) and in the 20-F form filed with the Securities and Exchange Commission on April 28, 2025.

We also consent to the reference to us under the heading “Experts” in Form F-3 (File No. 333-277230).

/s/ TPS Thayer LLC

TPS Thayer LLC

Sugar Land, Texas

April 28, 2025